Board of Trustees

Beacon Pointe Multi-Alternative Fund

24 Corporate Plaza Drive Suite 150

Newport Beach, CA 92660

Re: Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the Trust, I will invest the initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

I, Michael Dow, hereby represents that the purchase of $100,000 of the Fund’s shares is for investment purposes only, and not for distribution or resale to the public.

Sincerely,

By:/s/ Michael Dow

Name: Michael Dow

Date: 04/24/2022

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Beacon Pointe Multi-Alternative Fund

By:/s/ Michael Dow

Name: Michael Dow

Title: Chief Investment Officer

Date: 04/24/2022